UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

_____________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported) November 7, 2016

THE NAVIGATORS GROUP, INC.

(Exact name of Registrant as Specified in Its Charter)

_____________________

Delaware	0-15886	13-3138397
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

400 Atlantic Street, 8th Floor, Stamford, Connecticut		06901
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (203) 905-6090

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry Into A Material Definitive Agreement

On November 7, 2016, the Company entered into a credit facility for an aggregate amount of the sum of $140 million and £60 million entitled “Third Amended and Restated Funds at Lloyd's Letter of Credit Agreement” with ING Bank, N.V., London Branch, individually and as Administrative Agent and Letter of Credit Agent, JPMorgan Chase Bank, N.A., and Barclays Bank PLC.  The credit facility is a letter of credit facility.  This new credit facility replaced a $175 million letter of credit facility that expired by its terms on December 31, 2016.  The credit facility will be used to support the Company’s capacity at its Lloyd’s of London operations for the 2017 and 2018 underwriting years of accounts, as well as prior open years.

The credit facility contains customary covenants for facilities of this type, including restrictions on indebtedness and liens, limitations on mergers, dividends and the sale of assets, and requirements as to maintaining certain consolidated tangible net worth, statutory surplus and other financial ratios.  The credit facility also provides for customary events of default, including failure to pay principal, interest or fees when due, failure to comply with covenants, any representation or warranty made by the Company being false in any material respect, default under certain other indebtedness, certain insolvency or receivership events affecting the Company and its subsidiaries, the occurrence of certain material judgments, or a change in control of the Company, and upon an event of default the lenders (subject to the consent of the requisite percentage of the lenders) may immediately terminate their obligations to issue letters of credit, declare the Company’s obligations under the credit facility to become immediately due and payable, and require the Company to deposit in a collateral account collateral with a value equal to 102% of the aggregate face amount of any outstanding letters of credit consisting of cash or other specified collateral including time deposits, certificates of deposit, and U.S. government securities.  The ability to have letters of credit issued under this facility expires on July 31, 2018.  The facility is secured by a pledge of the stock of certain insurance subsidiaries of the Company pursuant to a Security Agreement, dated as of March 28, 2011 and by collateral accounts established in the United States pursuant to the security agreement and in the United Kingdom pursuant to a Deed of Charge dated as of March 28, 2011.  One or more of the collateral accounts will be required to be funded upon the occurrence of certain specified events including an event of default, the financial strength rating of the Company falling below A-, the aggregate balance of the letter of credit obligations exceeding the aggregate commitments as a result of a reduction in the aggregate commitments or otherwise, the face amount of the letter of credit exceeding the aggregate commitments as a result of a change in the conversion rate of British pounds into U.S. dollars, the forecast underwriting losses exceeding a certain level for any year supported by a letter of credit, any net unfunded solvency deficit on any open years of account is not funded directly at Lloyd's within a specified time, or any expiry notice is given with respect to any letter of credit.

Fees payable by the Company under the credit facility include a fee on the daily unused portion of each lender's letter of credit commitment at the rate of 0.375% and a letter of credit fee with respect to each letter of credit in an amount equal to the applicable letter of credit fee rate.  The applicable letter of credit fee rate payable under the credit facility is determined in accordance with the table set forth below based on the Company’s status as determined from its then-current ratings issued by S&P and A.M. Best with respect to the Company’s financial strength rating; provided that if the S&P and A.M. Best ratings are not on the same level, the better rating will apply if they differ by one level, otherwise the lower rating will apply.  If at any time the Company does not have both an S&P and A.M. Best rating, then the Company’s status will be determined by the rating that it then has.  The applicable letter of credit fee is subject to adjustment in the event of posting of collateral or in the event of a default.  As of November 7, 2016, the applicable letter of credit fee rate was 1.25%.

Applicable Letter of Credit Fee Rate	A+ Financial Strength Rating of Navigators	A Financial Strength Rating of Navigators	A- or below Financial Strength Rating of Navigators or no Financial Strength Rating
Adjusted Primary FAL < 75% of the aggregate stated amount of outstanding Letters of Credit	1.15%	1.35%	1.60%

Adjusted Primary FAL ≥ 75% but < 100% of the aggregate stated amount of outstanding Letters of Credit	1.05%	1.25%	1.50%

Adjusted Primary FAL ≥ 100% of the aggregate stated amount of outstanding Letters of Credit	0.95%	1.15%	1.40%

The existing letters of credit which were issued and outstanding under the expired credit facility in an aggregate amount of the sum of $95 million and £52,479,664 are being replaced by letters of credit to be issued under the new credit facility.  The foregoing description of the credit facility is qualified by reference to the full text of the credit facility, which is attached hereto as Exhibit 10.1.

The Administrative Agent and the Lenders under the credit facility and their respective affiliates have various relationships with the Company and its subsidiaries.

Item 1.02.	Termination of a Material Definitive Agreement.

See Item 1.01 above.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement

See Item 1.01 above.

Item 9.01.	Financial Statements and Exhibits
(d)	Exhibits
10.1	Third Amended and Restated Funds at Lloyd's Letter of Credit Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE NAVIGATORS GROUP, INC.

By:	/s/ Emily B. Miner
Name: Emily B. Miner
Title: Senior Vice President and General Counsel

Date:	November 8, 2016

EXHIBIT INDEX

Exhibit No.	Exhibit
10.1

Third Amended and Restated Funds at Lloyd's Letter of Credit Agreement among the Company, ING Bank, N.V., London Branch, individually and as Administrative Agent and Letter of Credit Agent, JPMorgan Chase Bank, N.A., and Barclays Bank PLC.

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